Exhibit 99.1

Fred's Reports Second Quarter 2014 Results

Announces Operational Restructuring

Updates 2014 and 2015 Guidance

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 28, 2014--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended August 2, 2014.

For the second quarter ended August 2, 2014, Fred's net loss totaled ($16.4) million or ($0.45) per share compared with net income of $3.3 million or $0.09 per share for the second quarter ended August 3, 2013. Fred's net loss for the first six months of fiscal 2014 was ($10.3) million or ($0.28) per share versus net income of $14.7 million or $0.40 per share in the year-earlier period.

The Company is implementing several key operational changes that will impact the results for the remainder of fiscal 2014, with positive financial returns in 2015 and beyond. These include:

  Addressing low-productive inventory that does not fit Fred's go-forward store model.
  The closing of 60 stores that have no pharmacies and do not meet operational performance targets.
  Supply chain and operational improvements at stores to improve productivity and remove costs associated with excessive inventory.
  Expanded general merchandise product sourcing capabilities.
  The transition to a new pharmacy prime vendor agreement with Cardinal Health.

Included in the second quarter results are provisions to establish reserves for inventory clearance and store closings related to strategic changes to accelerate the implementation of Fred's convenience/pharmacy-centric store model. In total, these reserves amount to $14.8 million on a pretax basis or $0.26 per share after tax. The Company has embarked on a promotional program to reduce low-productive inventory that does not fit the convenience/pharmacy-centric model and its gross margin return-on-investment (GMROI) objectives. An $11.9 million write-down of this promotional inventory was recorded in the second quarter. In addition, the Company plans to close approximately 60 under-performing stores by the end of the fourth quarter of 2014. As a result, a write-down of the fixed assets also was recorded in the second quarter, which totaled $2.9 million.

Excluding the reserve impact, Fred's net loss in the quarter was ($7.1) million or ($0.19) per share, in line with earlier guidance.

Fred's total sales for the second quarter of fiscal 2014 increased 2% to $491.2 million from $482.2 million for the same period last year. On a comparable store basis, second quarter sales decreased 0.1% versus an increase of 2.2% for the year-earlier period. Fred's total sales for the first six months of fiscal 2014 increased 1% to $989.4 million compared with $983.7 million for the same period last year. On a comparable store basis, year-to-date sales decreased 1.0% versus an increase of 0.5% in the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "Our second quarter results reflected the strategic decisions the Company has made to build our business model for the future as a convenience/pharmacy-centric store, driven by data-based inventory management and measured by GMROI. The dynamic challenges we face surfaced in the fourth quarter of 2013 throughout our general merchandise and pharmacy departments. Customer trips came under pressure from internet intrusion, while generic drug price inflation ramped up faster than payor increases were occurring. As a result, in January we undertook a deep analysis into all processes with a recognition that retail will not continue with business as usual and changes will have to take place. In the course of this evaluation, the go-forward convenience/pharmacy-centric store model emerged from the input of management, consultants, marketing teams and other market studies. Also included in this analysis was a critical view of the ongoing process of evaluating strategic alternatives, as various teams challenged and questioned the what, why, and why-not decisions in our processes.

"From this thinking came key changes that will drive the transformation of the stores to a convenience/pharmacy-centric store, which began in the second quarter:

  An acceleration of pharmacy acquisitions that will help us achieve our target of reaching a 65% to 70% penetration rate of stores with a pharmacy, a goal that will be enhanced greatly by the recent completion of our new pharmacy distribution contract.
  The initiation of our new marketing plan, directed at driving customer traffic through multiple avenues, including expanded ad circulars and in-store programs.
  Data-driven inventory and category-management tools and metrics.
  Process changes to distribution and store procedures to get our inventory directly from the truck to the store floor in the same day.
  Expanded leadership throughout the organization, particularly in merchandising sourcing, store operations and information technology.
  The decision to close a greater number of stores that do not fit the thresholds of the convenience/pharmacy-centric store model, allowing a reallocation of capital."

Efird added, "Although we were disappointed in second quarter financial results, there were several key wins in the quarter. We saw improvement in general merchandise sales and customer traffic from our new marketing program, which indicates positive traction for the future. The radical changes in our marketing strategy were successful in improving customer traffic, which we see as an opportunity to expand programs within the stores to show the need-it-now advantages of our model. Lastly, in pharmacy, we completed the prime vendor agreement that has substantial benefits to all aspects of our pharmacy operations and our specialty division, with components needed to support our accelerated investment in pharmacy acquisitions."

In closing, Efird said, "The investments and changes made in 2014 will bring stronger financial performance in 2015 and beyond, while allowing us to continue our growth. Our customers have already seen a difference, and the reaction is positive. Our model of stores with pharmacies continues to achieve strong operating profit and margins. Growth in pharmacy toward the 65% to 70% penetration target and improving the general merchandise financial performance remain the goals for the future success of Fred's."

Fred's gross profit for the second quarter of 2014, including the provision for inventory reserve, decreased 16% to $113.7 million from $136.0 million in the prior-year period. Gross margin for the quarter decreased to 23.1% from 28.2% in the same quarter last year. Excluding the impact of the inventory provision, gross margin was 25.6%, 260 basis points below last year. The decrease is attributable to vendor-related cost pressures on pharmacy department sales and the aggressive advertising to kick off the new marketing programs.

Gross profit for the first half of 2014, including the provision for inventory reserve, decreased to $256.1 million from $287.0 million in the prior-year period. Gross margin for the six-month period decreased to 25.9% compared with 29.2% in the prior-year period. Excluding the impact of the inventory provision, gross margin was 27.1%, 210 basis points below last year.

Selling, general and administrative expenses for the quarter, including reserves for the closing of 60 stores as well as depreciation and amortization, were 28.4% of sales compared with the prior year at 27.1% of sales in the prior-year quarter. Excluding the provision for store closures, expenses deleveraged 80 basis points to 27.9% of sales. The deleveraging is attributable to transitional costs associated with the implementation of our convenience center model and higher occupancy expenses.

In the first half of 2014, selling general and administrative expenses deleveraged 60 basis points to 27.5% from 26.9% of sales in the first half of 2013. Excluding the provision for store closures, expenses for the first half of 2014 deleveraged 30 basis points to 27.2% of sales.

For the second quarter of 2014, earnings before interest, taxes, depreciation and amortization, or EBITDA, a non-GAAP measure, decreased to a loss of ($15.9) million or (3.2%) of sales compared with $15.7 million or 3.3% of sales in the year-earlier quarter. Excluding provisions, EBITDA decreased to a loss of ($1.1) million or (0.2%) of sales.

For the first half of 2014, EBITDA decreased to $3.9 million or 0.4% of sales from $43.8 million or 4.5% of sales in the first half of 2013. Excluding reserves, EBITDA was $18.8 million or 1.9% of sales.

For the second quarter of 2014, operating income, which is equivalent to earnings before interest and taxes, or EBIT, also a non-GAAP measure, decreased to a loss of ($26.1) million or (5.3%) of sales compared with $5.2 million or 1.1% of sales in the prior-year period. Excluding provisions, operating income decreased to a loss of ($11.3) million or (2.3%) of sales.

For the first half of 2014, operating income decreased to a loss of ($16.1) million or (1.6%) of sales from $23.0 million or 2.3% of sales in the first half of 2013. Excluding reserves, operating income decreased to a loss of ($1.3) million or (0.1%) of sales.

During the second quarter, Fred's net new locations were unchanged but activity consisted of opening three new Xpress pharmacy locations and closing one full-service store and two Xpress pharmacy locations.

The Company provides the following guidance for the third quarter and full year 2014:

  Total sales are expected to increase in the range of 3% to 5%.
  Comparable store sales are expected to increase in the range of 1% to 3%.
  Earnings per share on an operating basis, excluding special charges, are forecasted to be a loss in the range of $(0.05) to $(0.11).
  EBITDA, excluding special charges, forecasted to be $6 to $9 million.
  Based on this outlook, the Company expects earnings per diluted share on an operating basis, excluding special charges, to be approximately zero for 2014.
  Full year 2014 EBITDA, excluding special charges, of $40 million to $46 million.

With the strategic and operational changes driven in 2014, the Company provides the following guidance for fiscal 2015:

  Earnings per diluted share in the range of $0.72 to $0.82.
  EBITDA in the range of $86 to $96 million.
  Two major items driving earnings and EBITDA to the low end of these ranges are the benefits of the new pharmacy prime vendor agreement and the positive impact of the 60 stores closed in 2014. Management is confident that the other mentioned initiatives will further drive the improved results.

Currently, Fred's operates 704 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter 2014 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 5:00 p.m. Eastern Time today; a replay of the call will be available beginning at approximately 8:00 p.m. Eastern Time and will run until September 28, 2014.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended August 2, 2014	13 Weeks Ended August 3, 2013	Percent Change
Net sales	$491,185	$482,176	1.9%
Operating income (loss)	$(26,141)	$5,213	(601.5%)
Net income (loss)	$(16,434)	$3,330	(593.5%)
Net income (loss) per share, basic and diluted	$(0.45)	$0.09	(593.5%)
Average shares outstanding:
Basic	36,635	36,521
Diluted	36,782	36,685

	26 Weeks Ended August 2, 2014	26 Weeks Ended August 3, 2013	Percent Change

Net sales	$989,449	$983,671	0.6%
Operating income (loss)	$(16,112)	$22,997	(170.1%)
Net income (loss)	$(10,316)	$14,741	(170.0%)
Net income (loss) per share, basic and diluted	$(0.28)	$0.40	(170.0%)
Average shares outstanding:
Basic	36,611	36,525
Diluted	36,799	36,664

FRED'S, INC. Unaudited Fiscal 2014 Second Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended August 2, 2014	% of Total	13 Weeks Ended August 3, 2013	% of Total
Net sales	$491,185	100.0%	$482,176	100.0%
Cost of goods sold	377,516	76.9%	346,191	71.8%
Gross profit	113,669	23.1%	135,985	28.2%
Depreciation & amortization	10,210	2.1%	10,527	2.2%
Selling, general and administrative expenses	129,600	26.3%	120,245	24.9%
Operating income (loss)	(26,141)	(5.3%)	5,213	1.1%
Interest expense, net	163	0.1%	129	0.0%
Income (loss) before income taxes	(26,304)	(5.4%)	5,084	1.1%
Provision (benefit) for income taxes	(9,870)	(2.1%)	1,754	0.4%
Net income (loss)	$(16,434)	(3.3%)	$3,330	0.7%
Net income (loss) per share, basic and diluted	$(0.45)		$0.09
Weighted average shares outstanding:
Basic	36,635		36,521
Diluted	36,782		36,685

	26 Weeks Ended August 2, 2014	% of Total	26 Weeks Ended August 3, 2013	% of Total
Net sales	$989,449	100.0%	$983,671	100.0%
Cost of goods sold	733,306	74.1%	696,667	70.8%
Gross profit	256,143	25.9%	287,004	29.2%
Depreciation & amortization	20,049	2.0%	20,828	2.1%
Selling, general and administrative expenses	252,206	25.5%	243,179	24.8%
Operating income (loss)	(16,112)	(1.6%)	22,997	2.3%
Interest expense, net	298	0.1%	264	0.0%
Income (loss) before income taxes	(16,410)	(1.7%)	22,733	2.3%
Provision (benefit) for income taxes	(6,094)	(0.7%)	7,992	0.8%
Net income (loss)	$(10,316)	(1.0%)	$14,741	1.5%
Net income (loss) per share, basic and diluted	$(0.28)		$0.40
Weighted average shares outstanding:
Basic	36,611		36,525
Diluted	36,799		36,664

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	August 2, 2014	August 3, 2013
ASSETS:
Cash and cash equivalents	$8,088	$7,937
Inventories	341,976	348,324
Receivables	36,767	36,169
Other non-trade receivables	41,382	34,080
Prepaid expenses and other current assets	12,344	12,533
Total current assets	440,557	439,043
Property and equipment, net	146,294	156,720
Intangibles	65,426	42,943
Other non-current assets	11,006	3,259
Total assets	$663,283	$641,965

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$121,383	$103,557
Current portion of indebtedness	2,024	1,148
Accrued expenses and other	46,095	46,666
Deferred income taxes	24,570	23,868
Total current liabilities	194,072	175,239

Long-term portion of indebtedness	15,181	4,209
Deferred income taxes	-	3,656
Other non-current liabilities	15,172	15,220
Total liabilities	224,425	198,324
Shareholders' equity	438,858	443,641
Total liabilities and shareholders' equity	$663,283	$641,965

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and
Chief Financial Officer